Exhibit 99.1

Hughes Supply, Inc. Reports First Quarter Earnings of $0.51 Per Diluted Share

      ORLANDO, Fla., May 27 /PRNewswire-FirstCall/ -- Hughes Supply, Inc. (NYSE:
HUG), a leading distributor of construction and industrial materials, equipment and supplies, today announced its results for the fiscal first quarter ended May 2, 2003. Sales for the 2004 fiscal first quarter totaled $782.8 million and included revenues from the Utiliserve acquisition, while sales in the year ago quarter included the benefit of an extra fiscal week as summarized below (dollars in millions):

                                          First       First
                                         Quarter     Quarter
                                         FY 2004     FY 2003      % Change
      Base - 13 weeks                     $730.6      $734.9         (1)%
      Acquisition                           52.2          --
      Extra week                              --        55.1

      Total                               $782.8      $790.0         (1)%

      Memo:  Comparable Branch "Same-
       Store" Growth                          0%        (5)%

      Net income totaled $11.8 million compared with $12.4 million in the prior year's first quarter. Earnings per diluted share were $0.51 on approximately
23.1 million shares outstanding for the quarter ended May 2, 2003 compared with $0.52 per share in the prior year. Net income and earnings per share in the prior year were helped materially by the additional week of sales, which leveraged the cost structure and as a result favorably impacted both margin and expense ratios.

      Revenue Trend

      Tom Morgan, President and Chief Executive Officer, commented that the trend towards positive comparable branch growth was continuing. "From a trough in the second half of calendar 2001 when sales were down 7 - 9%, and despite a continuing challenging economy, we have steadily improved for five consecutive quarters to the point where we can soon anticipate positive sales growth," stated Morgan.

      "I am very encouraged by our marketing initiatives and vendor programs, and we appear to be gaining market share," Morgan said. "The recently received GSA certification will enable us to pursue government supply contracts in our various business segments. In our vendor initiatives, key vendor partnerships and use of EDI continues to expand."

      Earnings and Cash Flow

      In commenting upon earnings and cash flow trends, David Bearman, Chief Financial Officer, noted, "The margin mix has changed somewhat because of the Utiliserve acquisition, but expenses are lower, our earnings are improving and our return on invested capital is up." In addition, Bearman said "Hughes has invested in additional inventories in certain business areas to position the Company for growth, while at the same time receivables remain consistent with sales growth. I would expect our operating cash flow performance for overall fiscal 2004 to be similar to the strong performance in fiscal 2003, particularly if we successfully focus on managing the return on invested capital equation."

      Outlook

      "While we continue to be very positive about the long-term outlook, particularly given the significant strategic operating and management changes we have initiated in the last two years, our short-term outlook is restrained with mixed economic signals and some recent poor weather in certain markets. Having said that, we expect our earnings for our fiscal second quarter to be above the level of last year's second quarter," Tom Morgan concluded.

      Webcast

      Hughes Supply will host a webcast conference call at 9 a.m. Eastern time on Wednesday, May 28, 2003 to discuss the Company's first quarter performance and outlook. This conference call can be accessed at http://www.firstcallevents.com/service/ajwz382293625gf12.html or you can dial 888-829-8669; passcode Hughes; leader Mr. David Bearman. A replay of the conference call will be available at www.hughessupply.com until June 28, 2003, or you may dial 800-839-1196 and use the passcode Hughes.

      About Hughes Supply, Inc.

      Hughes Supply, Inc. ( www.hughessupply.com ) is a distributor of construction and industrial materials, equipment and supplies with over 450 locations in 34 states. Headquartered in Orlando, Florida, Hughes Supply employs approximately 7,200 associates and generates annual revenues of approximately $3.0 billion. Hughes Supply is a Fortune 500 company and was named by Fortune the #2 Most Admired Company in America in the Wholesalers: Diversified Industry segment.

Except for historical information, all other information discussed in this news release consists of forward-looking statements under the Private Securities Litigation Reform Act of 1995. When used in this report, the words "believe," "anticipate," "estimate," "expect," "may," "will," "should," "plan," "intend," and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be different from any future results, performance, and achievements expressed or implied by these statements. These risks and uncertainties include, but are not limited to, the strength of the construction market, fluctuating commodity prices and unexpected product shortages, competition, Hughes Supply's reliance on key personnel, general economic conditions, success in integrating acquired business units, Hughes Supply's dependence on credit sales, and other factors set forth from time to time in filings with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release and under section 27A of the Securities Act and section 21E of the Exchange Act. Hughes Supply does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Hughes Supply, Inc.
Consolidated Statements of Income
(unaudited)
(in millions, except per share data)

                                                  Three Months Ended
                                          May 2,    Ratio     May 3,  Ratio
                                          2003     to Sales   2002   to Sales

    Net Sales                             $782.8             $790.0
    Cost of Sales                          607.2              608.8
    Gross Profit                           175.6    22.4%     181.2    22.9%

    Operating Expenses:
       Selling, general and
        administrative                     144.8              149.3
       Depreciation and amortization         5.1                5.0
          Total operating expenses         149.9    19.1%     154.3    19.5%

    Operating Income                        25.7     3.3%      26.9     3.4%

    Other Income (Expense):
       Interest and other income             1.7                2.1
       Interest expense                     (7.7)              (8.0)
                                            (6.0)              (5.9)

    Income Before Income Taxes              19.7               21.0
    Income Taxes                             7.9                8.6

    Net Income                             $11.8     1.5%     $12.4     1.6%

    Earnings Per Share:
       Basic                               $0.52              $0.54
       Diluted                             $0.51              $0.52

    Weighted Average Shares Outstanding:
       Basic                                22.8               23.2
       Diluted                              23.1               23.6

    Net Sales by Segment:                                                 V%

    Electrical & Plumbing                 $393.3             $375.4       5%
    Water & Sewer/Building Materials       316.4              330.3      (4%)
    Industrial PVF                          73.1               84.3     (13%)

                                          $782.8             $790.0      (1%)

Hughes Supply, Inc.
Consolidated Balance Sheets
(unaudited)
(in millions)

                                              May 2,    January 31,   May 3,
                                               2003        2003        2002

    Assets

    Current Assets:
       Cash and cash equivalents                $2.0        $1.7        $3.0
       Accounts receivable, net                459.8       423.1       432.0
       Inventories                             466.5       438.5       403.3
       Deferred income taxes                    18.9        19.7        16.4
       Other current assets                     41.1        48.5        28.1
          Total current assets                 988.3       931.5       882.8

    Property and equipment, net                163.6       157.8       142.0
    Goodwill                                   320.1       320.1       263.8
    Other assets                                29.1        26.9        20.6
                                            $1,501.1    $1,436.3    $1,309.2

    Liabilities and Shareholders' Equity

    Current Liabilities:
       Current portion of long-term debt       $63.7       $63.8       $21.3
       Accounts payable                        274.8       230.0       240.0
       Accrued compensation and benefits        23.6        43.3        23.2
       Other current liabilities                39.6        35.6        45.4
          Total current liabilities            401.7       372.7       329.9

    Long-term debt                             402.1       378.1       349.3
    Deferred income taxes                       40.6        34.0        15.7
    Other noncurrent liabilities                 7.7         6.7         6.3
         Total liabilities                     852.1       791.5       701.2

    Shareholders' Equity:
       Common stock                             23.9        23.9        23.9
       Capital in excess of par value          222.2       222.4       220.2
       Retained earnings                       426.1       416.7       377.4
       Treasury stock and other                (23.2)      (18.2)      (13.5)
          Total shareholders' equity           649.0       644.8       608.0
                                            $1,501.1    $1,436.3    $1,309.2

Hughes Supply, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in millions)

                                                        Three Months Ended
                                                      May 2,            May 3,
                                                       2003              2002

    Cash Flows from Operating Activities:
      Net income                                      $11.8             $12.4
      Adjustments to reconcile net income
       to cash provided by
          operating activities:
          Depreciation and amortization                 5.1               5.0
          Deferred income taxes                         7.5               0.9
          Other                                         2.8               4.8

      Changes in assets and liabilities,
       net of businesses acquired:
        Accounts receivable                           (38.7)            (47.9)
        Inventories                                   (28.1)             (6.9)
        Other current assets                            7.4              28.7
        Other assets                                   (1.2)             (0.2)
        Accounts payable                               44.8              51.6
        Accrued compensation and benefits             (19.7)             (9.6)
        Other current liabilities                       4.0              10.7
        Other noncurrent liabilities                    1.0               0.1
          Net cash (used in) provided by
           operating activities                        (3.3)             49.6

    Cash Flows from Investing Activities:
      Capital expenditures                             (5.3)             (2.4)
      Proceeds from sale of property and
       equipment                                        0.1               1.3
          Net cash used in investing
           activities                                  (5.2)             (1.1)

    Cash Flows from Financing Activities:
      Net borrowings (payments) under
       short-term debt arrangements                    20.8             (52.8)
      Principal payments on other debt                 (2.6)               --
      Purchase of treasury shares                      (6.0)               --
      Dividends paid                                   (2.4)             (2.0)
      Other                                            (1.0)              2.5
          Net cash provided by (used in)
           financing activities                         8.8             (52.3)

    Net Increase (Decrease) in Cash and
     Cash Equivalents                                   0.3              (3.8)
    Cash and Cash Equivalents, Beginning
     of Year                                            1.7               6.8
    Cash and Cash Equivalents, End of Year             $2.0              $3.0